EXHIBIT 99.1

PRESS RELEASE

 For Immediate Release:  May 20, 2005

Contact:

Valerie Newsom

Phone:          432-684-0301

Email:             vnewsom@caprockenergy.com

Cap Rock Energy Corporation Announces 2005 First Quarter Results

MIDLAND, TX — Cap Rock Energy Corporation (AMEX: RKE) today reported net income of $234,000, or $.14 per common share, basic and diluted, in the first quarter of 2005, compared to $2,062,000, or $1.27 per common share, diluted, for the same quarter in 2004.

Detailed below are unaudited financial highlights for Cap Rock Energy Corporation and subsidiaries for the three months ended March 31, 2005 and 2004:

Cap Rock Energy Corporation

(unaudited)

($ in thousands except share and per share)

	Three Months Ended
	March 31,
	2005	2004

Operating revenues	$18,320	$20,288
Operating income	1,790	4,241
Net income	234	2,062
Earnings per share:
Basic	$0.14	$1.32
Diluted	$0.14	$1.27
Weighted average shares of Common stock outstanding:
Basic	1,617,546	1,567,725
Diluted	1,668,071	1,624,040

The consumption and demand for electricity within the Company’s service areas is greatly impacted by weather conditions and temperatures.  Weather conditions and the cost of fuel used to generate electricity are the major factors affecting operating expenses.  Purchased power expense normally moves in relation to electric demand and consumption.

Operating revenue between the comparable three month periods decreased primarily because recovery of power costs were higher in revenues in 2004 which related to the rate making treatment of capital lease payments associated with the transmission system which were passed through to customers.  An increase in general and administrative expenses was caused by increased IT and other expenses.  Income tax expense decreased for 2005 because of the decrease in net taxable income between the two periods.

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s

predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.  Cap Rock Energy Corporation is the first electric cooperative to convert to a publicly held corporation and the first electric utility to become a public company in over 60 years.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.